99.1

ACCREDITED MORTGAGE LOAN TRUST 2003-3

OFFICER'S CERTIFICATE
(Section 5.09 of the Sale and Servicing Agreement)

Pursuant to Section 5.09 of the Sale and Servicing
Agreement dated as of November 1, 2003 (the
"Agreement"), among ACCREDITED HOME CAPITAL,
INC., (the "Seller"), ACCREDITED HOME LENDERS,
INC., as Sponsor and Master Servicer, ACCREDITED
MORTGAGE LOAN TRUST 2003-3, as Issuer (the "Trust"),
COUNTRYWIDE HOME LOANS SERVICING LP, as Backup
Servicer (the "Backup Servicer"), and DEUTSCHE BANK
NATIONAL TRUST COMPANY, as Indenture Trustee (the
"Indenture Trustee") (the "Agreement"), James A.
Konrath, Chariman of the Board of the Master
Servicer, and Jeffrey W. Crawford, Assistant
Secretary of the Master Servicer, hereby state as follows (initially capitalized terms used here in and not otherwise defined have the same meanings as under the Agreement):

1. They are duly elected, qualified and acting
      Chairman of the Board and Assistant Secretary,
      Respectively, of the Master Servicer.

  2. A review of the activities of the Master Servicer during the preceding calendar year and of its performance under the Agreement has been made under their supervision.

  3. To the best of their knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement throughout such year.

      Executed as of the 15 th day of March 2004.

/s/:  James A. Konrath
James A. Konrath
Chairman of the Board

/s/:  Jeffrey W. Crawford
Jeffrey W. Crawford
Assistant Secretary